UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMSURG CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMSURG CORP.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 23, 2013

To our Shareholders:

The 2013 annual meeting of shareholders of AmSurg Corp. will be held on May 23, 2013, at 8:00 a.m., central daylight savings time, at our corporate headquarters at 20 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215. At the meeting, shareholders will vote on the following matters:

1.	Election of three directors in Class I for a term of three years and one director in Class II for a term of one year;

2.	Approval, on an advisory basis, of our executive compensation;

3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2013; and

4.	Any other matters that may properly come before the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 23, 2013.

The Company’s Proxy Statement, Proxy Card and 2012 Annual Report to Shareholders are available over the Internet by going to www.amsurg.com and clicking on “Investors.”

Shareholders of record at the close of business on April 8, 2013 are entitled to notice of and to vote at the meeting.

Your vote is important. Please COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD in the enclosed stamped envelope in order that as many shares as possible will be represented. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at 20 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, (615) 665-3550.

By Order of the Board of Directors,

Claire M. Gulmi

Secretary

Nashville, Tennessee

April 19, 2013

AMSURG CORP.

20 BURTON HILLS BOULEVARD, SUITE 500

NASHVILLE, TENNESSEE 37215

PROXY STATEMENT

The Board of Directors of AmSurg Corp., or the Board, is soliciting proxies to be used at the 2013 annual meeting of shareholders. This proxy statement and the enclosed proxy will be mailed to shareholders on or about April 19, 2013.

ABOUT THE MEETING

What Is the Purpose of the Annual Meeting?

At our annual meeting, shareholders will vote on the matters outlined in the accompanying notice of annual meeting. In addition, our management will report on our performance during fiscal 2012 and respond to questions from shareholders.

Who Is Entitled to Vote?

Only shareholders of record at the close of business on the record date, April 8, 2013, are entitled to receive notice of the annual meeting and to vote the shares of common stock they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon.

What Constitutes a Quorum?

For purposes of voting on all matters, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. As of the record date, 31,898,868 shares of our common stock were outstanding. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.

How Do I Vote?

If you complete and properly sign the accompanying proxy card and return the card to us, the card will be voted as you direct. If you are a registered shareholder and attend the meeting, you may vote in person by submitting a ballot or your completed proxy at the meeting. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I Change My Vote After I Return My Proxy Card?

Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

•	by submitting written notice of revocation to the Secretary of the Company;

•	by submitting another proxy that is later dated and properly signed; or

•	by voting in person at the meeting.

What Are the Board’s Recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth below, and a description of each item is included in this proxy statement. In summary, the Board recommends a vote:

•	for election of each of the nominated directors (see pages 9 and 10);

•	for approval, on an advisory basis, of our executive compensation (see page 31); and

•	for ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2013 (see page 32).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What Vote Is Required to Approve Each Proposal?

Election of Directors. The affirmative vote of a majority of the votes cast by the shareholders entitled to vote at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on whether one or more directors are elected. Pursuant to the Tennessee Business Corporation Act, if a director fails to receive a majority of the votes cast with respect to the director nominee in an election, the director continues to serve in office until his or her successor is elected or until the number of directors is decreased. To address this issue, the Company’s Bylaws require any incumbent director who is nominated but not re-elected to tender his or her resignation to the Board of Directors within ten days following certification of the shareholder vote. The Nominating and Corporate Governance Committee would consider the tendered resignation and make a recommendation to the Board of Directors of the action to be taken with respect to the resignation. The Board of Directors would decide whether or not to accept the resignation within 90 days following the date of the shareholders’ meeting at which the election occurred and make prompt public disclosure of the Board of Directors’ decision and rationale. The Company’s Second Amended and Restated Charter specifies that any director of the Company who tenders his or her resignation will not participate in deliberations of the Board of Directors with respect to such resignation.

Other Items. Each of the following proposals will be approved if the number of shares of common stock voted for the proposal exceeds the number of shares of common stock voted against the proposal: (i) approval, on an advisory basis, our executive compensation; (ii) ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2013; and (iii) any matters other than those specifically listed herein that properly come before the meeting. A properly executed proxy marked “WITHHOLD” with respect to any such proposal will not be voted on any of these proposals, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on whether these proposals are approved.

How Do I Vote My Shares If They Are Held in the Name of My Broker (Street Name)?

If your shares are held by your broker, often referred to as being held in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted. If you do not issue instructions to your broker, your broker is permitted to vote, in the broker’s discretion, on routine matters without receiving instructions from you, but is not permitted to vote without instructions on non-routine matters. A broker non-vote occurs when the broker returns a proxy card without a vote on the non-routine matter.

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2013 is considered a routine matter and a broker may submit a proxy card voting shares at his or her discretion on this matter even if you fail to provide instructions. Each of the other matters to be considered at the annual meeting is a non-routine matter and, if you do not issue instructions to your broker, your broker may not vote your shares for or against the proposal. Shares represented by broker non-votes will not be counted as votes on any proposal, but they will be counted in determining whether there is a quorum for purposes of the proposals.

What Happens If I Do Not Vote on One or More Proposals?

If you do not vote with regard to one or more proposals, as opposed to marking “WITHHOLD” with regard to those proposals, your shares will not be counted in determining whether there is a quorum with regard to each such proposal. Therefore, so long as a quorum is present, not voting on a proposal will have no effect on whether any particular proposal is approved.

STOCK OWNERSHIP

Who Are the Largest Owners of Our Stock?

The following table shows certain information with respect to those persons that we know beneficially own more than 5% of our common stock. Unless otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of stock listed as owned by that person.

Name and Address	Shares Beneficially Owned	Percent of Class (1)

Wellington Management Company, LLP (2) 280 Congress Street Boston, MA 02109	2,641,697	8.3%

BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	2,481,743	7.8%

Neuberger Berman Group LLC (4) 605 Third Avenue New York, NY 10158	2,239,392	7.0%

FMR LLC (5) 82 Devonshire Street Boston, MA 02109	2,066,724	6.5%

Dimensional Fund Advisers LP (6) Palisades West, Building One 6300 Bee Care Road Austin, TX 78746	1,837,392	5.8%

The Vanguard Group, Inc. (7) 100 Vanguard Blvd. Malvern, PA 19355	1,829,458	5.7%

Manulife Financial Corporation (8) 101 Huntington Avenue Boston, MA 02199	1,801,348	5.7%

(1)	Based on the number of shares outstanding at April 8, 2013.
(2)	This information is based upon a Schedule 13G/A filed on February 14, 2013 by Wellington Management Company, LLP, an investment adviser in accordance with Section 13d-1(b)(ii)(E) of the Exchange Act. Wellington Management Company, LLP reported shared voting power as to 1,840,587 shares of our common stock and shared dispositive power as to 2,641,697 shares of our common stock.

(3)	This information is based upon a Schedule 13G/A filed on February 8, 2013 by BlackRock, Inc., a parent holding company or control person in accordance with Section 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934.
(4)	This information is based upon a Schedule 13G/A filed on February 14, 2013 by Neuberger Berman Group, LLC, a group in accordance with Section 13d-1(b)(ii)(K) of the Exchange Act. Certain mutual funds affiliated with Neuberger Berman Group, LLC beneficially own 2,239,392 shares of our common stock. Neuberger Berman, LLC, and Neuberger Berman Management LLC, each a wholly-owned subsidiary of Neuberger Berman Group, LLC, serve as sub-adviser and investment manager, respectively, of the Neuberger affiliated mutual funds and are deemed to be beneficial owners of these shares. Neuberger Berman, LLC has shared voting power as to 2,183,392 shares of our common stock and shared dispositive power as to 2,239,392 shares of our common stock. Neuberger Berman Management LLC has shared voting power and shared dispositive power as to 1,980,140 shares of our common stock. Neuberger Berman Equity Funds has shared voting power and shared dispositive power as to 1,718,228 shares of our common stock.
(5)	This information is based upon a Schedule 13G/A filed on February 14, 2013 by FMR LLC, a parent holding company in accordance with Section 13d-1(b)(ii)(G) of the Securities Exchange Act of 1934 (the “Exchange Act”). The shares of common stock are beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser in accordance with Section 13d-1(b)(ii)(E) of the Exchange Act, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Pyramis Global Advisors, LLC, a wholly-owned subsidiary of FMR LLC and an investment advisor in accordance with Section 13d-1(b)(ii)(E) of the Exchange Act, beneficially owns 3,190 shares of our common stock. FIL Limited, a qualified institution under 13d-1(b)(1)(ii) of the Exchange Act, beneficially owns 7,000 shares of our common stock. Edward C. Johnson III, Chairman of FMR LLC, and FMR LLC, through control of Fidelity Management & Research Company, each has sole dispositive power as to 2,066,724 shares of our common stock. Fidelity Management & Research Company carries out the voting of the shares of the investment companies to which it acts as investment adviser under written guidelines established by the companies’ Boards of Trustees.
(6)	This information is based upon a Schedule 13G filed on February 11, 2013 by Dimensional Fund Advisors, LP, an investment adviser in accordance with Section 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934.
(7)	This information is based upon a Schedule 13G/A filed on February 22, 2013 by The Vanguard Group, Inc., an investment adviser in accordance with Section 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934. The Vanguard Group, Inc. reported shared dispositive power as to 43,679 shares of our common stock.
(8)	This information is based upon a Schedule 13G/A filed on February 13, 2013 by Manulife Financial Corporation, a parent holding company in accordance with Section 13d-1(b)(1)(ii)(G) of the Exchange Act, on behalf of the subsidiaries listed below. Manulife Asset Management (US), LLC, a wholly-owned subsidiary of Manulife Financial Corporation and an investment adviser registered in accordance with 13d-1(b)(1)(ii)(E) of the Exchange Act, beneficially owns 1,801,348 shares of our common stock. Manulife Asset Management (North America) Limited, a wholly-owned subsidiary of Manulife Financial Corporation and an investment adviser registered in accordance with 13d-1(b)(1)(ii)(E) of the Exchange Act, beneficially owns 8,956 shares of our common stock.

How Much Stock Do Our Directors, Director Nominees and Executive Officers Own?

The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our directors, director nominees and the executive officers named in the 2012 Summary Executive Compensation Table in this proxy statement and our directors, director nominees and executive officers as a group. Except as otherwise indicated, all information is as of April 8, 2013.

Name	Outstanding Shares (1)	Acquirable Within 60 Days (2)	Percent of Class (3)

Christopher A. Holden	282,889	48,233	1.0%
Claire M. Gulmi	107,306	199,543	1.0%
David L. Manning	102,905	310,388	1.3%
Billie A. Payne	39,211	—	*
Phillip A. Clendenin	48,820	—	*
Thomas G. Cigarran	171,629	—	*
James A. Deal	23,427	—	*
Steven I. Geringer	26,015	—	*
Henry D. Herr	107,335	—	*
Joey A. Jacobs	—	—	*
Kevin P. Lavender	7,349	—	*
Cynthia S. Miller	5,920	—	*
John W. Popp, Jr., M.D.	9,201	—	*
All directors, director nominees and executive officers as a group (15 persons)	987,381	633,360	5.0%

*	Represents less than 1% of our outstanding common stock.
(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Also includes shares of restricted stock issued pursuant to the Company’s 2006 Stock Incentive Plan. Individuals may vote shares of restricted stock, but may not transfer the shares until the end of the period of restriction. Certain of our directors and executive officers disclaim beneficial ownership of some of the shares included in the table, as follows:

•	Mr. Cigarran – 24,200 shares of common stock held in a family trust;

•	Mr. Deal – 100 shares of common stock held by Mr. Deal’s wife;

•	Mr. Geringer – 9,698 shares of common stock held in family trusts; and

•	Dr. Popp – 695 shares of common stock held by Dr. Popp’s wife.

(2)	Reflects the number of shares that could be purchased by exercise of options exercisable on April 8, 2013 or within 60 days thereafter under our stock incentive plans.
(3)	Pursuant to the rules of the Securities and Exchange Commission, or the SEC, shares of common stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner. Likewise, the shares subject to options held by our directors and executive officers that are exercisable within 60 days are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

The federal securities laws require our directors and executive officers and persons who own more than 10% of our common stock to timely file with us and the SEC initial reports of ownership and reports of changes in ownership. Based solely upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal 2012 with their reporting requirements.

CORPORATE GOVERNANCE

We aspire to the highest standards of ethical conduct: doing what we say; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern our business. We have taken several steps to ensure that we are a leader in corporate governance.

Corporate Governance Guidelines

We have adopted a formal set of Corporate Governance Guidelines, or the Guidelines, that embody many of our long-standing practices and incorporate policies and procedures that strengthen our commitment to best practices. The following is a summary of certain key elements of the Guidelines. The full text of the Guidelines is available on our website at www.amsurg.com. Click on “Investors,” “Governance” and then “Corporate Governance Guidelines” under the heading “Corporate Governance.”

The Guidelines outline the composition, operations and responsibilities of the Board of Directors. The Nominating and Corporate Governance Committee has authority to review considerations relating to Board size, term and age limits and membership criteria and, with input from the Chairman and the other directors, is responsible for reviewing the skills and characteristics required of directors by legal, regulatory and business requirements applicable to our business. We do not have a formal policy with respect to the consideration of diversity in identifying nominees to serve as a director, but the Nominating and Corporate Governance Committee seeks to nominate persons with a diversity of experience and perspective who will contribute knowledge, experience and skills to the Board of Directors in areas that are important to the Company.

Our Bylaws provide maximum flexibility to the Board of Directors in choosing a Chairman of the Board and a Chief Executive Officer. The Bylaws provide that such offices may be held by different people or the same person, as determined by the Board. This flexibility allows the Board to determine whether it is in the best interest of the Company and our shareholders to combine the roles of Chief Executive Officer and Chairman of the Board in the same person. We have had a non-employee director serve as our Chairman of the Board at all times since we became a publicly traded company. The Board of Directors believes that the separation of the roles of Chairman of the Board and Chief Executive Officer enhances the Board’s oversight of the Company and our management, results in a greater role for the Board of Directors in setting the Board’s agenda and establishing Board priorities and procedures, and improves the ability of the Board to carry out its roles and responsibilities on behalf of our shareholders.

In order to ensure that each director is able to devote sufficient time to perform his or her duties as a director, Board members who are chief executive officers, chief financial officers or other senior executives of public corporations may serve on no more than two other public company boards and other Board members may serve on no more than three other public company boards. Interlocking directorates are prohibited (inside directors and executive officers of AmSurg may not sit on boards of companies where an AmSurg outside director is an executive officer).

At least a majority of the members of the Board must be independent, as defined by applicable law and the standards of The Nasdaq Stock Market. The Board has determined that all directors other than Christopher A. Holden and Claire M. Gulmi are “independent” within the meaning of the rules of The Nasdaq Stock Market as currently in effect. The Guidelines require that all of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must be independent. Committee members are appointed by the Board upon recommendation of the Nominating and Corporate Governance Committee. The Board and each committee have the power to hire and fire independent legal, financial or other advisors, as they may deem necessary, without consulting or obtaining the approval of any officer of AmSurg.

The Guidelines provide for executive sessions to be held on a regular basis throughout the year. The Board, and each of the Board committees, meets regularly in executive sessions. The Nominating and Corporate Governance Committee conducts an annual review of the performance of the Board and individual directors. Directors have full and free access to senior management and other employees of AmSurg. An orientation program is provided for new directors and the Company conducts regular director education sessions for its outside directors with respect to the Company and its industry. Attendance at other continuing education programs for all members of the Board is also encouraged.

The Board reviews the discussion of the Chief Executive Officer’s performance in the Compensation Committee’s Compensation Discussion and Analysis to ensure that the Chief Executive Officer is providing the best leadership for AmSurg in the long and short term. The Board also works with the Board committees to evaluate potential successors to our Chief Executive Officer and other executive officers and establish a succession plan.

The Guidelines call for consideration to be given to equity as a significant portion of director compensation. AmSurg prohibits the repricing of stock options and requires that new equity compensation plans be submitted to shareholders for approval.

The Guidelines restrict certain financial transactions between AmSurg and directors and their immediate family members. All transactions between AmSurg and directors and their immediate family members must be approved by the Nominating and Corporate Governance Committee of the Board of Directors. Personal loans to directors and their immediate family members are prohibited.

Code of Conduct

The Board has adopted a Code of Conduct that outlines the principles, policies, and laws that govern the activities of AmSurg, and establishes guidelines for professional conduct in the workplace. The Code of Conduct applies to directors as well as employees. Every employee is required to read and certify annually that he or she has read and will comply with the Code of Conduct. A copy of the Code of Conduct is available on our website at www.amsurg.com. Click on “Investors,” “Governance” and then “Code of Conduct” under the heading, “Corporate Governance.”

Code of Ethics

Our Chief Executive Officer and other executive officers are bound by all provisions of the Code of Conduct, which includes provisions relating to ethical conduct, conflicts of interest, compliance with law and internal reporting of violations of the Code of Conduct. We intend to disclose amendments to or waivers from the Code of Conduct for the benefit of our Chief Executive Officer or other executive officers, if any, on our website.

The Board’s Role in Risk Oversight

The Board, as a whole and also through its standing committees, has an active role in overseeing management of the Company’s risks. The Board and its committees regularly review material operational, financial, compensation and compliance risks with our senior management. The Compensation Committee is responsible for overseeing the management of risks related to our compensation arrangements. The Audit Committee oversees management of financial risks, as well as our policies with respect to risk assessment and risk management. The Nominating and Corporate Governance Committee oversees our quality assurance and corporate compliance programs, manages risks associated with potential conflicts of interest and the independence of our directors. Members of our management report directly to the Board or the appropriate committee. The directors then use this information to understand, identify, manage and attempt to mitigate risks.

Stock Ownership Guidelines

We have established stock ownership guidelines for our executive officers and non-employee directors. Our stock ownership guidelines require our Chief Executive Officer to maintain stock ownership valued at four times his base salary and require our other executive officers to maintain stock ownership valued at two times their base salaries. Executive officers must retain 75% of the net number of shares acquired (after payment of the exercise price, if any, and taxes) upon the exercise of stock options and the vesting of restricted stock until they meet the guidelines. Officers who do not comply with the guidelines may not be eligible for future equity awards. Our stock ownership guidelines for our non-employee directors require them to maintain stock ownership with a value equal to three times the annual cash retainer paid to the non-employee directors, exclusive of meeting and committee fees. As of the record date, all of our executive officers and non-employee directors met these stock ownership guidelines.

PROPOSAL 1 – ELECTION OF DIRECTORS

Directors Standing for Election

Our Board of Directors is divided into three classes (Class I, Class II and Class III). At each annual meeting of shareholders, directors constituting one class are elected for a three-year term. The current Board of Directors is comprised of nine members. The Board of Directors has nominated Joey A. Jacobs for election at the annual meeting as a Class II director. Our Chief Executive Officer and certain non-management directors recommended Mr. Jacobs’ nomination. If Mr. Jacobs is elected, the Board of Directors will be comprised of ten members. The terms of the three incumbent Class I directors, James A. Deal, Steven I. Geringer and Claire M. Gulmi, will expire at the annual meeting. The Board of Directors has nominated and recommends to the shareholders James A. Deal, Steven I. Geringer and Claire M. Gulmi for election at the annual meeting as Class I directors to serve until the annual meeting of shareholders in 2016 and until such time as their respective successors are duly elected and qualified. The Board of Directors has also nominated and recommends to the shareholders Joey A. Jacobs for election at the annual meeting as a Class II director to serve until the annual meeting of shareholders in 2014 and until such time as his successor is duly elected and qualified. Your proxy cannot be voted for a greater number of persons than the number of persons nominated. Any person appointed by the Board of Directors to serve as a director of the Company will stand for re-election by the shareholders at the next annual meeting of shareholders following his or her appointment.

If any of the nominees should become unable to serve, the persons named in the proxy may vote for such other person or persons as may be designated by the Board of Directors. Each of the nominees has consented to being named in this proxy statement and to serve, if elected.

There are no family relationships, by blood, marriage or adoption, between or among any of our directors or executive officers. Certain information with respect to the nominees for election as directors at the annual meeting and with respect to the other directors who are continuing in office is set forth below.

CLASS I DIRECTOR NOMINEES

(TERMS EXPIRE IN 2016)

James A. Deal	Director since 1992

Mr. Deal, 63, has served as President and Chief Executive Officer of Hospice Compassus, a provider of hospice care, since July 2006. During 2006 Mr. Deal served as Chairman of INSPIRIS, Inspired Care for the Frail Elderly, and from November 2001 to December 2005, Mr. Deal served as Chairman and Chief Executive Officer of INSPIRIS. From September 1998 to June 2001, Mr. Deal served as President, Chief Executive Officer and a director of Center for Diagnostic Imaging, Inc., a national network of outpatient diagnostic imaging centers. Mr. Deal served as Executive Vice President of Healthways, Inc., a disease management company, from January 1991 to August 1998, and as President of Diabetes Treatment Centers of America, Inc. (now American Healthways Services, Inc.), a Healthways subsidiary, from 1985 to August 1998. Mr. Deal has served as a director of MedCath Corporation, an owner and operator of cardiac care hospitals and other facilities, since August 2009.

Mr. Deal has worked for over 30 years in the healthcare industry, including as a senior executive and chief executive officer of multi-site healthcare services companies. He has executive experience in finance and accounting, management, operations and strategic planning.

Steven I. Geringer	Director since 1997

Mr. Geringer, 67, has served as our Chairman of the Board since June 2009. Mr. Geringer has been a private investor since June 1996 when he retired as President and Chief Executive Officer of PCS Health Systems, Inc., a pharmacy benefits manager and unit of Eli Lilly & Company. Mr. Geringer became President of PCS in May 1993, when Clinical Pharmaceuticals, Inc., of which Mr. Geringer was a founder, Chairman and Chief Executive Officer, merged with PCS Health Systems, Inc. Prior to May 1993, Mr. Geringer held senior management positions in the hospital management and managed care industry. Mr. Geringer served as Chairman and a director of Qualifacts Systems, Inc., a provider of web-based management information software for behavioral health and human services providers and managers, from March 2003 until December 2011; and served as a member of the Executive Board of Cressey & Company LP, a private investment firm focused on the healthcare industry, from October 2008 until December 2012. Mr. Geringer served as a director of Addus HomeCare Corp., a home and community-based services and skilled nursing provider, from September 2009 until December 2012. Mr. Geringer served as a director of Providence Service Corporation, a provider and manager of government-sponsored community and home-based counseling and foster care, from March 2002 until April 2008, and as Chairman, a director and an operating partner of CredenceHealth, Inc., a provider of real-time clinical intelligence and cost-reduction software for hospitals, providers and health plans, from March 2009 until March 2011.

Mr. Geringer has worked for over 30 years in the healthcare industry, including as a senior executive and chief executive officer of companies engaged in the pharmaceutical, hospital and managed care industries. He has executive experience in management, operations, strategic planning and finance.

Claire M. Gulmi	Director since 2004

Ms. Gulmi, 59, has served as our Executive Vice President since February 2006, Chief Financial Officer since September 1994 and Secretary since December 1997. Prior to her appointment as Executive Vice President, Ms. Gulmi served as a Senior Vice President from March 1997 to February 2006 and as a Vice President from September 1994 through March 1997.

Ms. Gulmi has extensive experience in finance and accounting and her day to day leadership as our Executive Vice President and Chief Financial Officer provides her with intimate knowledge of our operations.

CLASS II DIRECTOR NOMINEE

(TERM EXPIRES IN 2014)

Joey A. Jacobs	New Director Nominee

Mr. Jacobs, 59, has served as the Chairman of the Board and Chief Executive Officer of Acadia Healthcare Company, Inc., a behavioral healthcare company, since 2011. Prior to 2011, Mr. Jacobs co-founded Psychiatric Solutions, Inc. (“PSI”) and served as Chairman, President and Chief Executive Officer of PSI from April 1997 until November 2010. Prior to founding PSI, Mr. Jacobs served for 21 years in various capacities with Hospital Corporation of America, Inc. (“HCA,” also formerly known as Columbia and Columbia/HCA), most recently as President of the Tennessee Division. Mr. Jacobs’ background at HCA also included serving as President of HCA’s Central Group, Vice President of the Western Group, Assistant Vice President of the Central Group and Assistant Vice President of the Salt Lake City Division. Mr. Jacobs has served on the board of directors of Cumberland Pharmaceuticals, Inc., a specialty pharmaceutical company, since 2011.

Mr. Jacobs has worked for over 35 years in the healthcare industry, including as a senior executive and chief executive officer of a publicly traded healthcare company. He has executive experience in finance and accounting, management, operations and strategic planning.

Required Vote; Recommendation of the Board

The affirmative vote of a majority of the votes cast by the shareholders entitled to vote at the meeting is required for the election of directors. Abstentions and broker non-votes will be counted in determining whether there is a quorum, but will not be voted with respect to the proposal. Therefore, so long as a quorum is present, abstentions and broker non-votes will have no effect on whether each of the director nominees is elected. At the annual meeting, shareholders will not be permitted to vote for a greater number of persons in the election of directors than the number of nominees named in this proxy statement.

Pursuant to the Tennessee Business Corporation Act, if a director fails to receive a majority of the votes cast with respect to the director nominee in an election, the director continues to serve in office until his or her successor is elected or until the number of directors is decreased. To address this issue, the Company’s Bylaws require any incumbent director who is nominated but not re-elected to tender his or her resignation to the Board of Directors within ten days following certification of the shareholder vote. The Nominating and Corporate Governance Committee would consider the tendered resignation and make a recommendation to the Board of Directors of the action to be taken with respect to the resignation. The Board of Directors would decide whether or not to accept the resignation within 90 days following the date of the shareholders’ meeting at which the election occurred and make prompt public disclosure of the Board of Directors’ decision and rationale. The Company’s Second Amended and Restated Charter specifies that any director of the Company who tenders his or her resignation will not participate in deliberations of the Board of Directors with respect to such resignation.

The Board of Directors Recommends That You Vote FOR These Nominees.

Directors Continuing in Office

CLASS II DIRECTORS

(TERMS EXPIRE IN 2014)

Henry D. Herr	Director since 1992

Mr. Herr, 66, served as Executive Vice President of Finance and Administration and Chief Financial Officer of Healthways, Inc. from February 1986 to October 2001 and served as a director of Healthways from 1988 until his retirement as a director in 2009. Mr. Herr served as a consultant to Healthways from 2001 through 2009. Mr. Herr served as our Chief Financial Officer from April 1992 until September 1994 and as our Secretary from April 1992 until December 1997. From December 1997 to December 1999, Mr. Herr served as an advisor to us.

Mr. Herr worked for over 30 years in the healthcare industry, including over 20 years as chief financial officer of a multi-facility healthcare services company. He has executive experience in finance and accounting, management and operations, healthcare regulatory compliance, public company financial reporting and strategic planning.

Christopher A. Holden	Director since 2007

Mr. Holden, 49, has served as our President and Chief Executive Officer since October 2007. He served as Senior Vice President and a Division President of Triad Hospitals, Inc. from May 1999 through July 2007. From January 1998 through May 1999, Mr. Holden served as President of the West Division of the Central Group of Columbia/HCA Healthcare Corporation, now known as HCA. Prior to January 1998, Mr. Holden served as President of the West Texas Division of the Central Group of HCA from September 1997 until January 1998 and Vice President of Administration for the Central Group of HCA from August 1994 until September 1997.

Mr. Holden has over 20 years experience working in the healthcare industry and his day to day leadership as our Chief Executive Officer and President provides him with intimate knowledge of our operations.

Kevin P. Lavender	Director since 2004

Mr. Lavender, 51, has served as Senior Vice President and Managing Director – Large Corporate and Specialized Industries of Fifth Third Bank since December 2009 and served as Senior Vice President, Corporate Healthcare Lending of Fifth Third Bank from December 2005 through December 2009. Prior to assuming that position, Mr. Lavender served as the Commissioner of the Tennessee Department of Financial Institutions from January 2003 to December 2005. In addition to his role as Commissioner, he served as the chairman of the National Regulatory Committee for the Conference of State Bank Supervisors and was a member of the Board of Directors. Prior to being named Commissioner, Mr. Lavender was co-founder and served as Executive Vice President of Administration and Banking for MediSphere Health Partners, Inc. from May 1996 to October 2002.

Mr. Lavender has extensive experience in the banking and finance industries, with a particular emphasis on corporate finance for healthcare companies.

CLASS III DIRECTORS

(TERMS EXPIRE IN 2015)

Thomas G. Cigarran	Director since 1992

Mr. Cigarran, 71, served as our Chairman of the Board from 1992 until June 2009, as our Chief Executive Officer from January 1993 until December 1997, and as our President from January 1993 to July 1996. From December 1997 to December 1999, Mr. Cigarran served as an advisor to us. Mr. Cigarran is a co-founder of Healthways, Inc. and served as Chairman of the Board of Healthways from August 1988 until May 2011 and served as Chief Executive Officer of Healthways from 1988 until September 2003. Mr. Cigarran also serves as a member of the Executive Board of Cressey & Company LP, a private investment firm focused on the healthcare industry. Since March 2010, Mr. Cigarran has served as Chairman of Predators Holdings, LLC, the owner of the Nashville Predators National Hockey League team.

Mr. Cigarran has over 30 years experience in the healthcare industry as a senior executive, chief executive officer and director of publicly traded and privately held companies. He has executive experience in strategic planning, management, operations, public company financial reporting and finance.

Cynthia S. Miller	Director since 2011

Ms. Miller, 56, served as Senior Vice President of Innovation and Pricing for Univita, a provider of extended care and home care services, from April 2011 until her retirement in June 2012. She served as an officer of WellPoint, Inc. from 2004 to December 2010 and as an officer of its predecessor, Anthem, Inc., from 1986 to 2004. At WellPoint, Ms. Miller served from March 2008 to December 2010 as Executive Vice President and Chief Actuary, through which she was involved in pricing, product development, valuation, healthcare management support, mergers and acquisitions, forecasting and strategic planning related to health care reform. She also served from October 2006 to March 2008 as Senior Vice President and Chief Actuary, Commercial and Consumer Business and from January 2006 to October 2006 as Senior Vice President and Chief of Staff to the Chief Executive Officer of WellPoint, responsible for, among other things, the design and execution of key corporate management initiatives. During her tenure, she also had responsibility for the company’s risk management functions and led its merger, acquisition and divestiture activities.

Ms. Miller has over 25 years leadership experience in the management of managed care and integrated healthcare system management companies. She has extensive experience in risk assessment and in strategic planning for healthcare companies.

John W. Popp, Jr., M.D.	Director since 2009

Dr. Popp, 65, a board-certified internist and gastroenterologist, has been a Medical Director for Centocor, Inc., a unit of Johnson and Johnson that provides innovative biomedicines for debilitating immune disorders, since July 2006. Prior to July 2006, Dr. Popp was a physician in private practice in Columbia, South Carolina for 27 years. Since 1998, Dr. Popp has served on the Board of Trustees for the American College of Gastroenterology and is a past President of the College.

Dr. Popp is a physician and a former partner in one of our surgery centers in Columbia, South Carolina. Dr. Popp is knowledgeable about medical and regulatory issues impacting our surgery centers and has relationships with many of our physician partners through his active involvement with the American College of Gastroenterology.

How Are Our Directors Compensated?

Base Compensation. The Chairman of the Board receives an annual retainer of $120,000 for his services as Chairman and his attendance at meetings of the Board of Directors and committees of the Board. Each other non-employee director receives an annual retainer of $60,000 for his or her services as a director and his or her attendance at meetings of the Board of Directors and committees of the Board. The Chairs of the Audit, Compensation and Nominating and Corporate Governance Committees receive annual retainers of $35,000, $25,000 and $20,000, respectively. Prior to June 2012, the Chairs of the Compensation and Nominating and Corporate Governance Committees received annual retainers of $15,000 and $10,000, respectively. The other members of the Audit, Compensation and Nominating and Corporate Governance Committees receive an annual retainer of $20,000, $10,000 and $7,500, respectively. Prior to June 2012, the other members of the Compensation and Nominating and Corporate Governance Committees received an annual retainer of $5,000. During 2012, the Company maintained a non-qualified deferred compensation plan allowing directors to defer all or a portion of their retainer fees.

From time to time, the Board of Directors of the Company may form ad hoc committees or request that a director attend a meeting of a Board committee of which he or she is not a member. Each non-employee director who serves on an ad hoc committee or attends a meeting of a Board committee on which he or she is not a member at the request of the Board receives $1,000 for each meeting that he or she attends, whether in person or via telephone, except that the Chair of any ad hoc committee receives $2,000 for each such meeting that he or she attends. The Company also reimburses each non-employee director for his or her out-of-pocket expenses incurred in attending Board of Directors’ meetings and committee meetings.

Restricted Stock. On the date of the 2012 annual meeting of shareholders, each non-employee director who was re-elected to the Board of Directors or who continued as a director, other than the Chairman of the Board, received a grant of 3,577 shares of restricted common stock, which had a fair market value on the date of issuance of $100,000. The Chairman of the Board of Directors received a grant of 4,829 shares of restricted common stock, which had a fair market value on the date of issuance of $135,000. Each grant of restricted stock vests in two equal increments, if the grantee is still a director, on the first and second anniversaries of the date of grant.

The following table sets forth the compensation paid to each of our directors who were not executive officers of the Company during fiscal 2012.

Name	Fees Paid in Cash ($)	Stock Awards (1) ($)	All Other Compensation (2) ($)	Total ($)

Thomas G. Cigarran	66,458	100,000	—	166,458
James A. Deal	—	100,000	102,917	202,917
Steven I. Geringer	120,000	135,000	—	255,000
Henry D. Herr	95,833	100,000	—	195,833
Kevin P. Lavender	70,583	100,000	30,250	200,833
Ken P. McDonald (3)	25,000	—	—	25,000
Cynthia S. Miller	87,917	100,000	—	187,917
John W. Popp, Jr., M.D.	—	100,000	74,373	174,373

(1)	Reflects the aggregate grant date fair value for the awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”).
(2)	Reflects director elections to defer retainer fees payable during fiscal 2012 into the Company’s supplemental executive and director retirement savings plan.
(3)	Mr. McDonald did not stand for re-election at the 2012 annual shareholders meeting.

What Committees Has the Board Established?

The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees.

Audit Committee. The principal functions of the Audit Committee are (i) to oversee our accounting and financial reporting processes and audits of our financial statements; (ii) to engage or discharge our independent registered public accounting firm; (iii) to review the nature and scope of the audit, including, but not limited to, a determination of the effectiveness of the audit effort through meetings held at least annually with our independent registered public accounting firm, and a determination through discussion with the independent registered public accounting firm that no unreasonable restrictions were placed on the scope or implementation of their examinations; (iv) to oversee and review the independence and qualifications of the independent registered public accounting firm and the performance of our internal audit department and independent registered accounting firm; (v) to pre-approve all auditing and non-auditing services to be provided by our independent registered public accounting firm; (vi) to review our financial statements and disclosures in our periodic reports with management and our independent registered public accounting firm; (vii) to review our major financial and enterprise risk exposures and our policies with respect to risk assessment, risk management and the quality and adequacy of our internal controls and processes through discussions with and reports from our internal audit department and independent registered public accounting firm and management; (viii) to establish procedures for handling any complaints relating to accounting, internal controls or auditing matters and to ensure that such complaints are treated confidentially and anonymously; (ix) to review material changes in accounting and reporting principles and practices and discuss with management and our independent registered public accounting firm the selection, application and disclosure of critical accounting policies and practices used in our financial statements; (x) to retain, at our expense, outside counsel, independent registered public accounting firm or other experts, consultants or advisors as it deems necessary or appropriate in the performance of its duties; (xi) to oversee the Company’s compliance with legal and regulatory requirements relating to the preparation of financial statements, reports and information; and (xii) to report to the full Board of Directors on the results of its reviews. The Audit Committee operates under a written charter adopted by the full Board of Directors. The Restated Charter of the Audit Committee is available on our website at www.amsurg.com. Click on “Investors,” “Governance” and then “Audit Committee” under the heading, “Corporate Governance.” Members of the Audit Committee are James A. Deal, Henry D. Herr, Kevin P. Lavender and Cynthia S. Miller, all of whom are independent directors. Messrs. Deal and Herr are audit committee financial experts, as defined in Item 407(d)(5)(ii) of Regulation S-K. In fiscal 2012, the Audit Committee met seven times.

Compensation Committee. The functions of the Compensation Committee include reviewing and approving the Company’s compensation policies, the compensation arrangements for senior management, the compensation and benefit plans in which officers and directors are eligible to participate and awards under (and otherwise administering) such plans. The Compensation Committee also reviews and makes recommendations to the Board of Directors regarding the compensation policies and arrangements for the Company’s non-employee directors. See “Executive Compensation – Compensation Discussion and Analysis” below. The Compensation Committee operates under a written charter adopted by the full Board of Directors. The Charter of the Compensation Committee is available on our website at www.amsurg.com. Click on “Investors,” “Governance” and then “Compensation Committee” under the heading, “Corporate Governance.” Members of the Compensation Committee are James A. Deal, Kevin P. Lavender, Cynthia S. Miller and John W. Popp, Jr., M.D., all of whom are independent directors. The Compensation Committee met four times during fiscal 2012.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying qualified individuals to serve as directors; reviewing the qualifications and performance of incumbent directors and those candidates proposed by a director, executive officer or shareholder for election as a director; making recommendations to the full Board of Directors regarding such candidates; recommending the candidates that will serve on the various committees of the Board; reviewing Board composition; reviewing the management succession plan of the Company; reviewing and recommending corporate governance policies for the Company; providing oversight of the Company’s ethics, compliance and quality assurance programs; reviewing potential director conflicts of interest; reviewing director and officer insurance and indemnification policies; reviewing and approving all related-party transactions with members of the Board, executive officers and 5% or greater shareholders and their affiliates; evaluating Board performance, including the effectiveness of current Board policies and practices; and reviewing the orientation process for new directors and the continuing education program for all directors.

The Nominating and Corporate Governance Committee has a policy regarding the evaluation of candidates for nomination to the Board of Directors, including those suggested by shareholders in compliance with our charter, bylaws and applicable law. Any shareholder wishing to propose a nominee should timely submit a recommendation in writing to our Secretary, indicating (a) the proposed nominee’s name, qualifications and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (b) certain other information as required by the Company’s bylaws as to the shareholder giving such notice. To be timely considered by the Nominating and Corporate Governance Committee, director nominations submitted by shareholders for the 2014 Annual Meeting must be delivered to or mailed and received by the Corporate Secretary at the Company’s address (above) not less than 120 days nor earlier than 150 days in advance of the anniversary date for the previous year’s annual meeting (i.e., not later than January 23, 2014).

No person is eligible for election as a director of the Company unless nominated in accordance with the procedures required by the Company’s bylaws. The President, Chief Executive Officer, or chairman of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Company’s bylaws, and if he should so determine, the defective nomination will be disregarded.

While the Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for Board membership, candidates nominated to serve as directors must, at a minimum, in the Committee’s judgment:

•	be able to represent the interests of AmSurg and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

•	meet the minimum qualifications for directors set forth in the Guidelines and fulfill the needs of the Board at that time; and

•

possess the background and demonstrated ability to contribute to the Board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction and/or a record of civic and community leadership.

The Guidelines provide that each director must contribute some knowledge, experience or skill in at least one domain that is important to the Company. To provide such a contribution, a director must possess experience in one or more of the following:

•	business or management for large consolidated companies or other large multi-facility institutions;

•	accounting or finance for large consolidated companies or other multi-facility institutions;

•	leadership, strategic planning or crisis response for large consolidated companies or other large multi-facility institutions;

•	the health care industry; or

•	other significant and relevant areas deemed by the Nominating and Corporate Governance Committee to be valuable to the Company.

When determining whether to nominate a current director to be re-elected as a director, the Nominating and Corporate Governance Committee must review the performance of the director during the prior year using performance criteria established by the Nominating and Corporate Governance Committee which, at a minimum, shall include:

•	attendance at Board and Committee meetings;

•	preparedness for Board and Committee meetings;

•	quality of objectivity in exercising business judgment;

•	participation at Board and Committee meetings; and

•	candor toward other directors, management and professionals retained by AmSurg.

The chair of the Nominating and Corporate Governance Committee will preliminarily assess the candidate’s qualifications and suitability, seeking Board input, and report the assessment to the Nominating and Corporate Governance Committee. If the consensus is that a candidate is likely to meet the criteria for Board membership, the chair of the Nominating and Corporate Governance Committee will advise the candidate of the preliminary interest and, if the candidate expresses sufficient interest, arrange interviews with one or more members of the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee determines the candidate is suitable and meets the criteria for Board membership, the candidate will be invited to meet with other directors and senior management. On the basis of its assessment, and taking into consideration input from senior management, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate’s nomination for election to the Board of Directors.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the full Board of Directors. The Charter of the Nominating and Corporate Governance Committee is available on our website at www.amsurg.com. Click on “Investors,” “Governance” and then “Nominating and Corporate Governance Committee” under the heading, “Corporate Governance.” Members of the Nominating and Corporate Governance Committee are Thomas G. Cigarran, Henry D. Herr and John W. Popp, Jr., M.D., all of whom are independent directors. The Nominating and Corporate Governance Committee met five times during fiscal 2012.

How Often Did the Board Meet During Fiscal 2012?

The Board of Directors met five times during fiscal 2012. Each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees on which the director served. All of the directors, other than Mr. Deal, attended our 2012 annual meeting of shareholders.

How Do I Communicate with the Board?

Shareholders can send communications to the Board of Directors and, if applicable, to specified individual directors c/o AmSurg Corp., 20 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215. All shareholder communications will be forwarded directly to the Board of Directors or, if applicable, to specified individual directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with our Nominating and Corporate Governance Committee charter, our Nominating and Corporate Governance Committee is responsible for reviewing and approving the terms and conditions of all transactions involving the Company and our executive officers, directors and 5% or greater shareholders and their affiliates. The Nominating and Corporate Governance Committee considers all relevant information and facts available to the Committee regarding a related party transaction, and takes into account factors that it deems to be appropriate, including, without limitation, whether the transaction is on terms no less favorable to the Company than could be obtained from unaffiliated third parties and whether the transaction is reasonably expected to benefit the Company. Approval of the Nominating and Corporate Governance Committee is not required for compensation paid to any director of the Company for services rendered to the Company in his or her capacity as a director if the compensation is required to be disclosed in the Company’s proxy statement pursuant to applicable SEC rules. The Nominating and Corporate Governance Committee is also not required to approve any compensation paid to an executive officer of the Company if the compensation is required to be reported in the Company’s proxy statement pursuant to applicable SEC rules or if the executive officer is not an immediate family member of another executive officer or director of the Company and the compensation would be required to be included in the Company’s proxy statement if the executive officer was a named executive officer and the Company’s Compensation Committee approved such compensation. John Clark, a Vice President – Development of the Company, is the brother-in-law of Kevin Eastridge, our Senior Vice President, Finance and Chief Accounting Officer. Mr. Clark is compensated in a manner consistent with our employment and compensation policies applicable to other employees of similar title and responsibility. The aggregate annual compensation paid by the Company to Mr. Clark exceeds $120,000.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of four directors who are independent directors as defined under the applicable rules of The Nasdaq Stock Market, the applicable Securities and Exchange Commission regulations and the Guidelines. The Audit Committee operates under a written charter adopted by the full Board of Directors. The Restated Charter of the Audit Committee is available on our website at www.amsurg.com. Click on “Investors,” “Corporate Governance” and then “Audit Committee.” The Audit Committee’s responsibilities include oversight of our independent registered public accounting firm and internal audit department, as well as oversight of the Company’s financial reporting process on behalf of the full Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

In this context, for fiscal 2012 the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed a report on the effectiveness of our internal control over financial reporting and “Management’s Report on Internal Control over Financial Reporting” and Deloitte & Touche LLP’s “Report of Independent Registered Public Accounting Firm,” which are included in our Annual Report on Form 10-K for the year ended December 31, 2012.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by the Public Company Accounting Oversight Board’s applicable requirements and has discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the full Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC.

THE AUDIT COMMITTEE
James A. Deal
Henry D. Herr
Kevin P. Lavender
Cynthia S. Miller

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
James A. Deal
Kevin P. Lavender
Cynthia S. Miller
John W. Popp, Jr., M.D.

Compensation Discussion and Analysis

Overview of Compensation Process. The Compensation Committee of our Board of Directors is responsible for establishing the compensation arrangements for our employees, including our executive officers, and reviewing and making recommendations to the full Board of Directors regarding non-employee director compensation. The Compensation Committee is also responsible for the administration of our stock incentive plans and other compensation plans in which our employees participate. It is the responsibility of the Compensation Committee to determine whether, in its judgment, our executive compensation policies are reasonable and appropriate, meet the stated objectives of those policies and effectively serve the best interests of the Company and our shareholders. Each member of the Compensation Committee is an “independent director” as defined under the applicable rules of The Nasdaq Stock Market and the Guidelines, a “non-employee director” as defined in Rule 16b-3 of the rules promulgated under the Exchange Act, and an “outside director” for the purposes of the Internal Revenue Code of 1986, as amended, in each case as determined by our Board of Directors.

The Compensation Committee reviews our compensation policies on an annual basis based upon our financial performance, our annual budget, our position within the health care services industry and the compensation policies of similar companies in the health care services industry to ensure that our executive officers are rewarded appropriately for their contributions to the Company and that our overall compensation strategy supports our objectives, as well as shareholder interests. The compensation of individual executives is reviewed annually in light of the compensation policies for that year. The Compensation Committee believes that, while the Company competes generally with other health care services companies, the Company is the leader in the acquisition, development and operation of specialty outpatient surgery centers, and this is an important factor in determining executive compensation and in analyzing comparable financial performance.

In setting and reviewing executive compensation, in addition to corporate performance, the Compensation Committee believes it is appropriate to consider the level of experience and responsibilities of each executive, as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, analytical initiative, potential for growth in overall abilities, contribution to the Company, and organizational development are deemed to be important qualitative factors to take into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Compensation Committee.

Role of Chief Executive Officer in Compensation Decisions. The Compensation Committee makes all decisions regarding the compensation of our executive officers. The Compensation Committee annually evaluates the performance of our executive officers, and our Chief Executive Officer provides the Compensation Committee with his assessment of the performance of our executive officers other than himself. The Compensation Committee establishes guidelines for the compensation arrangements for our employees other than the executive officers, and final decisions regarding the compensation of those employees is made by our Chief Executive Officer in consultation with other members of management.

2012 Advisory Say-on-Pay Vote. At our 2012 annual meeting of shareholders, our shareholders overwhelmingly approved our compensation policies and practices for 2011 through the advisory “say on pay” vote. Of the 28,697,154 votes cast, over 96% were in favor of approval. In light of this vote, the Compensation Committee did not make any material changes to our compensation programs or policies during 2012.

What Is Our Philosophy of Executive Officer Compensation? The primary objectives of our executive compensation policies are:

•

to attract and retain talented executives by providing compensation that is, overall, highly competitive with the compensation provided to executives at companies of comparable position in the health care services industry, while maintaining compensation within levels that are consistent with our annual budget, financial objectives and operating performance;

•	to provide appropriate performance-based incentives for executives to work toward or exceed the achievement of our annual financial performance and business goals based on our annual budget; and

•

to closely align the interests of our executives with those of our shareholders and the long-term interests of the Company by providing long-term incentive compensation in the form of equity-based compensation.

The Compensation Committee is committed to a strong link between our financial and strategic objectives and our compensation and benefit practices. It is the Committee’s objective to have a substantial portion of each executive officer’s compensation contingent upon our performance, as well as upon his or her individual performance. Accordingly, in addition to the Company’s strategic and financial performance, the Compensation Committee’s compensation philosophy for an executive officer emphasizes an overall analysis of the executive’s performance for the prior year, his or her projected role and responsibilities, required impact on execution of our strategy, external pay practices, total cash and equity compensation internally, retention considerations and other factors the Compensation Committee deems appropriate.

The Compensation Committee has engaged Pearl Meyer & Partners, an independent executive compensation consulting firm, to review the compensation program for our employees, including the executive officers, and provide the Compensation Committee with relevant market and other data and alternatives to consider when making compensation decisions, including the mix of cash and non-cash compensation and the form and value of equity-based awards. The Compensation Committee uses information provided by Pearl Meyer & Partners and recommendations from our Chief Executive Officer to determine the appropriate level and mix of total compensation, including incentive compensation. Generally, the Compensation Committee intends for the total compensation paid to our executive officers to be at or slightly above the 50th percentile of the market data provided by Pearl Meyer & Partners. Pearl Meyer & Partners also advises the Compensation Committee with respect to the compensation arrangements for our non-employee directors.

The Compensation Committee has assessed the independence of Pearl Meyer & Partners pursuant to Securities and Exchange Commission rules and concluded that no conflict of interest exists that would prevent Pearl Meyer & Partners from serving as an independent consultant to the Compensation Committee.

Compensation Risk Assessment. The Compensation Committee has reviewed the design and operation of our compensation plans and policies to determine whether they encourage excessive or inappropriate risk taking by our employees, including our named executive officers. This assessment included a review of our business and the design of our incentive plans and policies. Our compensation arrangements include base salaries at levels that the Compensation Committee believes provides employees with a steady income so that they are not encouraged to focus on short-term performance criteria to the detriment of other important Company measures. The performance measures used in our incentive-based compensation arrangements are primarily Company measures rather than individual measures (which we believe encourages executives and other employees to focus on overall corporate performance rather than individual performance), provide for payments based upon multiple performance measures and at multiple levels of performance, and are generally capped at a specified percentage of annual salary. Although some of our employees are compensated based upon new acquisition and development activity, the incentives are based upon departmental performance rather than individual performance and transactions are all approved at the corporate level. For long-term compensation, we grant equity-based awards that have multi-year vesting periods, which we believe aligns employees’ interests with the long-term interests of the Company and its shareholders. Based upon its review, the Compensation Committee has determined that the Company’s compensation plans and policies, taken as a whole, are not reasonably likely to have a material adverse effect on the Company.

Elements of 2012 Executive Compensation. For the fiscal year ended December 31, 2012, the principal components of compensation for our executive officers were:

Base Salary. We provide executive officers with base salaries to compensate them for services provided during the year. The Compensation Committee generally establishes base salaries for our executive officers on an annual basis at a meeting of the Compensation Committee held in the first quarter of the year. In determining whether an increase in base compensation for the executive officers is appropriate, the Compensation Committee considers the performance of the Company and the executive officer during the prior year, the executive officer’s level of base salary relative to other executive officers of the Company and executive officers at comparable companies, and the recommendations of the Chief Executive Officer. The weighting of these and other relevant factors is determined on a case-by-case basis for each executive officer. Based upon these factors, the Compensation Committee approved base salaries for our named executive officers for 2012 and 2011 as follows:

Name	2012 Base Salary	2011 Base Salary

Christopher A. Holden President and Chief Executive Officer	$669,000	$650,000

Claire M. Gulmi Executive Vice President, Chief Financial Officer and Secretary	$425,000	$411,382

David L. Manning Executive Vice President and Chief Development Officer	$425,000	$411,382

Billie A. Payne Senior Vice President, Operations	$325,000	$313,993

Phillip A. Clendenin Senior Vice President, Corporate Services	$305,000	$283,868

Cash Incentive. The Compensation Committee believes a substantial portion of our executive officers’ compensation should be incentive-based. To link executive compensation and short-term performance, the Compensation Committee relies on annual cash bonuses awarded to our executive officers based upon the extent to which our actual pre-tax profits during a fiscal year, net of the compensation expense related to any bonuses earned, meet or exceed pre-tax profit targets approved by the Compensation Committee for such fiscal year and other specific performance measures related to each executive officer’s specific area of responsibility. Specific targets relating to an executive officer’s area of responsibility include targets relating to surgery center profits and new acquisition and development activity, as well as personal performance goals approved by the Compensation Committee. Executive officers do not receive a bonus pursuant to the plan with respect to a bonus measure if performance was below the minimum target with respect to that measure. In establishing our annual cash bonus plan, the Compensation Committee reviews data prepared by Pearl Meyer & Partners and the recommendations of the Chief Executive Officer in determining the percentage bonus based upon specific performance targets and the maximum total bonus potential for the executive officers.

For our 2012 bonus plan, cash bonuses for Mr. Holden and Ms. Gulmi were based 30% upon the attainment of Company earnings targets, 20% upon targets related to surgery center profits, 30% upon the attainment of personal performance goals approved by the Compensation Committee, and 20% upon the annual pre-tax profits of surgery centers acquired and surgery center partnerships formed during 2012. The cash bonus for Ms. Payne was based 12.5% upon the attainment of Company earnings targets, 37.5% upon targets related to surgery center profits, 30% upon the attainment of personal performance goals approved by the Compensation Committee, and 20% upon the annual pre-tax profits of surgery centers acquired and surgery center partnerships formed during 2012. The cash bonus for Mr. Clendenin was based 20% upon the attainment of Company earnings targets, 30% upon targets related to surgery center profits, 30% upon the attainment of personal performance goals approved by the Compensation Committee, and 20% upon the annual earnings of surgery centers acquired and de novo surgery center partnerships formed during 2012. The maximum total bonus award, as a percentage of their base salaries, for Messrs. Holden and Clendenin and Mses. Gulmi and Payne in 2012 was 146% for Mr. Holden, 88% for Ms. Gulmi, 68% for Ms. Payne and 68% for Mr. Clendenin. Mr. Manning was eligible to receive a cash bonus of up to 72% of his base salary based 46% upon the attainment of Company earnings targets, 35% upon targets related to the earnings of surgery centers acquired during 2012 and 19% upon the attainment of personal performance goals approved by the Compensation Committee. Mr. Manning was eligible to receive an additional cash bonus up to a maximum of 25% of his base salary based upon the annual earnings of surgery centers acquired and surgery center partnerships formed during 2012 above a targeted amount.

The Compensation Committee considers the earnings and performance bonus targets above the minimum level to be a “reach” and thus, while designed to be attainable, achievement of those bonus targets requires strong performance and execution. During the three years prior to 2012, the Company failed to achieve the Level 1, or minimum, bonus target for corporate profits in one year, achieved the Level 2 bonus target in one year and achieved the Level 4 bonus target in one year; failed to achieve the minimum bonus target relating to surgery center profits in one year and achieved the Level 2 target in two years; failed to achieve the minimum bonus target for pre-tax profits of surgery centers acquired in two years and achieved the Level 2 target in one year; and failed to achieve the minimum bonus target relating to the annual pre-tax profits of surgery centers acquired and surgery center partnerships formed each year. During 2011, the first year in which the Compensation Committee established personal performance goals for the executive officers, each of the executive officers met each of his or her performance goals.

The Compensation Committee approved five target levels for 2012 for the bonus measures relating to Company pre-tax profits and surgery center pre-tax profits, and four target levels for the bonus measure relating to the pre-tax profits of surgery centers acquired during 2012. The executive officers were eligible to earn a bonus equal to a specified portion of his or her base salary based upon meeting or exceeding each bonus target. For 2012, targets relating to Company pre-tax profits ranged from $101.2 million to $105.4 million, targets relating to surgery center pre-tax profits ranged from $331.3 million to $349.1 million, and targets relating to the pre-tax profits of surgery centers acquired during the year ranged from $28.3 million to $33.7 million.

During 2012, the Company exceeded the Level 3 bonus target relating to Company pre-tax profit, exceeded the Level 1 bonus target relating to surgery center pre-tax profits, and achieved the Level 4 bonus measure for pre-tax profits of surgery centers acquired during the year. During 2012, each of Messrs. Holden and Clendenin and Mses. Gulmi and Payne achieved 100% of his or her personal performance goals and Mr. Manning achieved 80% of his personal performance goals. The personal performance goal measures included measures relating to each executive officer’s area of responsibility, including the Company’s acquisition and development activities, departmental goals relating to revenue growth and expense management, and partner and employee satisfaction, and major Company initiatives including improvement to the Company’s information systems, international expansion and growth in the Company’s ancillary businesses. Cash bonuses paid to the named executive officers for 2012 pursuant to the annual bonus plan are reported as “Non-Equity Incentive Plan Compensation” in the 2012 Summary Executive Compensation Table on page 26 and were as follows: Mr. Holden, $666,420; Ms. Gulmi, $253,827; Mr. Manning, $355,088; Ms. Payne, $136,258; and Mr. Clendenin, $133,790.

In addition, during 2012 each of the executive officers was entitled to receive a bonus in the event the Company completed an acquisition that was not subject to the 2012 cash bonus plan described above, such as the acquisition of multiple surgery centers in a single transaction or the acquisition of another company. The Compensation Committee determined to establish a separate bonus plan for these types of transactions because these transactions are dissimilar from single-center transactions and include corporate overhead and other expenses that are not taken into account in determining bonuses pursuant to the 2012 cash bonus plan. Each of the executive officers was eligible to receive a cash bonus based upon the annual earnings before interest, taxes, depreciation and amortization of the business acquired in such a transaction. The maximum cash bonus as a percentage of base salary payable pursuant to the plan was 30% for Mr. Holden, 18% for Ms. Gulmi and Mr. Manning,

and 14% for Ms. Payne and Mr. Clendenin. The Company did not complete an acquisition of multiple surgery centers in a single transaction or acquire another company during 2012, and the executive officers were not paid bonuses pursuant to this bonus plan.

Long Term Equity Incentives. The Compensation Committee believes that an integral part of our executive compensation program is equity-based compensation plans that align our executive officers’ long-range interests with those of our shareholders. All equity-based awards are granted pursuant to incentive plans approved by our shareholders. The Compensation Committee determines the components and amounts of equity-based awards to the executive officers based upon, among other factors, the recommendations of the Chief Executive Officer, prior equity grants, individual and Company performance, our annual budget, retention considerations and the estimated annual financial accounting compensation expense associated with the awards. The weighting of these and other relevant factors is determined on a case-by-case basis for each executive officer. Equity-based awards are granted in part to reward the senior executives for their long-term strategic management of the Company, and to motivate the executives to improve shareholder value. They also reflect the Compensation Committee’s objective to provide a significant portion of compensation for executives in the form of long-term equity-linked awards.

The amount of the equity awards for 2012 was determined by reference to a dollar amount of compensation equal to a specified percentage of the executive officers’ base salaries. After determining the dollar amount of compensation to be paid through equity grants, the number of shares of restricted stock granted was determined by dividing the dollar amount of compensation by an amount equal to 100% of the closing price of our common stock on the date of grant. The restricted shares granted during 2012 to our executive officers vest in three equal, annual installments beginning on the second anniversary of the date of grant. Based upon the formula described above, the Compensation Committee approved 2012 grants of restricted shares of the Company’s common stock to the named executive officers as follows:

Name	Value of Restricted Shares ($)	Percentage of 2011 Base Salary	Shares (#)

Christopher A. Holden	1,202,499	185%	45,105
Claire M. Gulmi	539,518	131%	20,237
David L. Manning	581,001	141%	21,793
Billie A. Payne	368,015	117%	13,804
Phillip A. Clendenin	335,516	118%	12,585

The Compensation Committee generally awards long-term equity incentives to employees, including the named executive officers, on an annual basis at a meeting of the Compensation Committee held in the first quarter of the year. The Compensation Committee may grant additional awards to employees under other circumstances.

Retirement Plans. The Compensation Committee believes that an important aspect of attracting and retaining qualified individuals to serve as executive officers involves providing methods for those individuals to save for retirement. Some of those methods are available to our employees generally, and some are available to a smaller group recognizing the limitations on amounts that may be saved under our qualified plans.

Supplemental Executive Retirement Plan. During 2012, the Company maintained a non-qualified deferred compensation plan allowing employees at the executive level of vice president or higher to make pre-tax contributions to an investment account established in the executive’s name. Executives may elect to defer up to 50% of their base compensation and up to 50% of their bonus compensation otherwise payable to such executives during the calendar year. The Compensation Committee determines the amount of Company contributions to the plan on an annual basis, and during 2012 the Company agreed to make contributions to the plan in an amount equal to 6% of the annual base compensation of the executives, and additional contributions to the plan up to a maximum of 18% of the annual base salary of such executives based upon the attainment of Company pre-tax profit targets, which were consistent with the pre-tax profit targets established for purposes of the cash bonus plan described above. During 2012, the plan provided for Company contributions to the plan as follows:

•	6% of the executives’ base salaries;

•	8% of the executives’ base salaries if the Company met the Level 1 earnings target;

•	10% of the executives’ base salaries if the Company met the Level 2 earnings target;

•	15% of the executives’ base salaries if the Company met the Level 3 earnings target; and

•	18% of the executives’ base salaries if the Company met the Level 4 earnings target.

During 2012, the Company achieved the Level 3 earnings target. Participants in the supplemental executive retirement plan are fully vested in their contributions to the plan. The Company’s contributions to the plan vest in equal, annual installments over five years, subject to automatic vesting if the executive retires, dies or becomes disabled, if the plan terminates or if there is a change in control of the Company. Participants in the plan direct the investment of their accounts in investment alternatives that the Company selects. All contributions to the plan are subject to claims of our creditors.

401(k) Plan. The Company maintains a 401(k) plan. During 2012, the 401(k) plan provided for a matching contribution by the Company of 25% of the participant’s voluntary salary contributions, with a maximum Company contribution of 25% of the first 6% of the participant’s salary contributed by the participant, up to the maximum voluntary salary contribution established by the U.S. Department of Labor.

Perquisites and Other Benefits. The Company does not generally provide material perquisites that are not, in the Compensation Committee’s view, integrally and directly related to the executive officers’ duties. Our executive officers also participate in other broad-based benefit programs that are generally available to our salaried employees, including health, dental and life insurance programs.

2013 Executive Compensation. During the first quarter of 2013, the Compensation Committee established 2013 base salaries and bonus criteria for the executive officers and granted equity awards to the executive officers. The 2013 base salaries for the named executive officers are as follows: Mr. Holden, $736,450; Ms. Gulmi, $442,000; Mr. Manning, $442,000; Ms. Payne, $325,000; and Mr. Clendenin, $350,000. The Compensation Committee also approved the Company’s cash bonus plan for 2013. The 2013 cash bonus plan excludes the impact of any multi-center or company acquisitions completed during 2013, which transactions are subject to the bonus arrangements described in the next paragraph. Pursuant to the 2013 bonus plan, cash bonuses for Mr. Holden and Ms. Gulmi will be based 30% upon the attainment of Company earnings targets, 30% upon the attainment of personal performance goals, 20% upon targets related to surgery center profits, and 20% upon the annual earnings of surgery centers acquired and de novo surgery center partnerships formed during 2013. The cash bonus for Mr. Clendenin will be based 20% upon the attainment of Company earnings targets, 30% upon the attainment of personal performance goals, 30% upon targets related to surgery center profits, and 20% upon the annual earnings of surgery centers acquired and de novo surgery center partnerships formed during 2013. Ms. Payne has announced that she will retire from the Company in August 2013, and she will not participate in the 2013 bonus plan. The maximum total bonus award that Mr. Holden, Ms. Gulmi, and Mr. Clendenin can receive in 2013 is 146% for Mr. Holden and 88% for Ms. Gulmi and Mr. Clendenin. Mr. Manning is eligible to receive a cash bonus of up to 47% of his base salary based 71% upon the attainment of Company earnings targets and 29% upon the attainment of personal performance goals. Mr. Manning is eligible to receive an additional cash bonus of up to 50% of his base salary based upon the annual earnings of surgery centers acquired and de novo surgery center partnerships formed during 2013 above a targeted amount.

In addition, each of the executive officers is entitled to receive a bonus in the event the Company completes an acquisition that is not subject to the 2013 cash bonus plan described above, such as the acquisition of multiple surgery centers in a single transaction or the acquisition of another company. The Compensation Committee determined to establish a separate bonus plan for these types of transactions because these transactions are dissimilar from single-center transactions and include corporate overhead and other expenses that are not taken into account in determining bonuses pursuant to the 2013 cash bonus plan. In the event of such a transaction, each of the executive officers would be eligible to receive a cash bonus based upon the annual earnings before interest, taxes, depreciation and amortization of the business acquired in that transaction. The maximum cash bonus as a percentage of base salary is 30% for Mr. Holden and 18% for Ms. Gulmi and Messrs. Manning and Clendenin.

In determining the equity awards granted to the executive officers during 2013, the Compensation Committee considered, among other factors, the recommendations of the Chief Executive Officer, individual and Company performance, our annual budget for 2013 and the estimated annual financial accounting compensation expense associated with stock awards. Based upon those considerations and following discussions with the Chief Executive Officer, the Compensation Committee determined to grant equity awards in 2013 in the form of shares of restricted stock. The Compensation Committee determined the dollar amount of compensation to be paid through equity grants, and the number of shares of restricted stock granted was determined by dividing the dollar amount of compensation by an amount equal to 100% of the closing price of our common stock on the date of grant. The restricted shares granted during 2013 to our executive officers vest in three equal, annual installments beginning on the second anniversary of the date of grant. The Compensation Committee approved 2013 grants of restricted shares of the Company’s common stock to the named executive officers as follows:

Name	Value of Restricted Shares ($)	Shares (#)

Christopher A. Holden	1,546,549	49,553
Claire M. Gulmi	654,162	20,960
David L. Manning	548,110	17,562
Billie A. Payne (1)	—	—
Phillip A. Clendenin	409,506	13,121

(1)	The Compensation Committee did not grant Ms. Payne restricted shares because she announced her intention to retire from her position with the Company effective August 2013.

Benefits Upon Termination of Employment. We have employment agreements with each of our named executive officers. The agreements generally provide that if an executive is terminated without cause, the executive will receive an amount equal to his or her base salary and will continue to be covered by the Company’s health and life insurance plans for a period of one year. If the executive is terminated without cause or resigns under certain circumstances within 12 months following a change in control, the executive will receive a payment equal to 18 months of his or her base salary and continue to be covered under the Company’s health and life insurance plans for a period of 18 months; provided, that if Messrs. Holden or Manning or Ms. Gulmi is terminated without cause or resigns under certain circumstances within 12 months following a change in control, he or she will receive a payment equal to three times his or her base salary and continue to be covered by the Company’s health and life insurance plans for a period of three years. The Compensation Committee believes that the severance provisions contained in the employment agreements are reasonable and an important element in attracting and retaining executive officers. See “Potential Payments Upon Termination or Change in Control” below for information with respect to potential payments and benefits under the employment agreements with the named executive officers and our other compensation arrangements upon the termination of the named executive officers.

Tax and Accounting Matters. Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, enacted as part of the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the chief executive officer, the chief financial officer and the three other most highly compensated executive officers. Under Internal Revenue Service regulations, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee considers the impact of Section 162(m) in the design of our compensation arrangements, although it does not necessarily seek to limit executive compensation to amounts deductible under Section 162(m). We operate our compensation programs with the intention of complying with Section 409A of the Code.

2012 Summary Executive Compensation Table

The following table sets forth information concerning total compensation paid or earned during the 2012 fiscal year for the persons who served during 2012 as our Chief Executive Officer, Chief Financial Officer and other three most highly compensated executive officers. We will refer to the foregoing individuals as the “named executive officers.” As reflected in the table below, the primary components of the Company’s compensation program are cash compensation, consisting of a mix of base salary and cash bonus compensation, and equity compensation, consisting of restricted shares of the Company’s common stock and stock options with time-based vesting.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation ($) (3)	Total ($)

Christopher A. Holden President and Chief Executive Officer	2012 2011 2010	669,000 650,000 559,000	— — 139,750	1,202,499 1,034,155 999,753	666,420 526,988 —	104,100 69,125 20,895	2,642,019 2,280,268 1,719,398

Claire M. Gulmi Executive Vice President, Chief Financial Officer and Secretary	2012 2011 2010	425,000 411,382 399,400	— — 79,880	539,518 539,191 537,656	253,827 168,988 —	68,406 45,263 17,482	1,286,751 1,164,824 1,034,418

David L. Manning Executive Vice President and Chief Development Officer	2012 2011 2010	425,000 411,382 399,400	— — 79,880	581,001 539,191 537,656	355,088 68,425 —	67,715 45,048 16,719	1,428,804 1,064,046 1,033,655

Billie A. Payne Senior Vice President, Operations	2012 2011 2010	325,000 313,993 304,848	— — 45,727	368,015 381,077 366,419	136,258 92,097 —	53,646 34,957 12,685	882,919 822,124 729,679

Phillip A. Clendenin Senior Vice President, Corporate Services	2012 2011 2010	305,000 283,868 275,600	— — 41,340	335,516 303,169 291,521	133,790 83,091 —	49,425 32,316 8,268	823,731 702,444 616,729

(1)	Reflects the aggregate grant date fair value for the awards calculated in accordance with FASB ASC Topic 718. See Note 1(m) to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 regarding the assumptions underlying valuation of equity awards.
(2)	Reflects bonuses earned during the fiscal year pursuant to our cash bonus plan.
(3)	Reflects, for 2012, (a) Company matching contributions to the 401(k) plan of $3,675 for Mr. Holden, $4,656 for Ms. Gulmi, $3,965 for Mr. Manning, $4,896 for Ms. Payne, and $3,675 for Mr. Clendenin, and (b) Company contributions to the supplemental executive retirement savings plan of $100,425 for Mr. Holden, $63,750 for Ms. Gulmi and Mr. Manning, $48,750 for Ms. Payne, and $45,750 for Mr. Clendenin.

Employment Agreements

We have entered into employment agreements with each of our named executive officers. The employment agreements provide for a minimum base salary and such other increases as the Compensation Committee determines to be appropriate. The employment agreements have terms expiring on December 31 of each year, but contain a provision that automatically extends the term for an additional one year on each successive anniversary date unless the Company gives the executive notice of its intent not to extend the term of the agreement not less than 60 days prior to the applicable December 31 of the agreement. The employment agreements provide that if we elect not to extend the executive’s employment, the executive will be considered to have been terminated without cause. In the event the executive’s employment with the Company is terminated as a result of the executive’s disability, the executive is entitled to receive his or her full salary and benefits for a period of 12 months, and thereafter shall receive benefits in accordance with Company policy as in effect from time to time. In the event the executive’s employment with the Company is terminated by the Company following a felony conviction of the executive, the failure of the executive to contest prosecution for a felony, conviction of the executive of a crime involving moral turpitude, or willful and continued misconduct or gross negligence by the executive in the performance of his or her duties (the foregoing constitutes termination for “cause”), the Company shall have no further obligations under the employment agreement. In the event the Company terminates the executive without cause or if Mr. Holden resigns because the Company has significantly changed the scope and nature of his authority and responsibilities, reduced his base salary or overall compensation or changed the location at which he is required to perform his duties to the Company (the foregoing constitutes termination for “good reason”), the executive will be entitled to a payment equal to his or her base salary and will continue to be covered by the Company’s health and life insurance plans for a period of one year. If the executive is terminated without cause or resigns for good reason within 12 months following a change in control, he or she will receive a payment equal to 18 months of his or her base salary and continue to be covered under the Company’s health and life insurance plans for a period of 18 months, except in the case of Messrs. Holden and Manning and Ms. Gulmi, in which he or she will receive a payment equal to three times his or her base salary and will continue to be covered by the Company’s health and life insurance plans for a period of three years. The employment agreements contain a restrictive covenant pursuant to which each executive officer has agreed not to compete with us for a period of one year following the date of the executive officer’s termination of employment.

2012 Grants of Plan-Based Awards

The following table sets forth information regarding the 2012 grants of plan-based awards to the named executive officers. All restricted shares of the Company’s common stock were issued pursuant to the Company’s 2006 Stock Incentive Plan.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards
Name	Type of Award (1)	Grant Date	Threshold (2) ($)	Target ($)	Maximum ($)	Number of Shares of Stock (#) (3)	Grant Date Fair Value of Stock and Option Awards (4) ($)

Christopher A. Holden	ABP	2/2/2012	30,105	501,750	978,747	45,105	1,202,499
	MSC	2/2/2012	—	—	200,700

Claire M. Gulmi	ABP	2/2/2012	11,475	191,250	373,150	20,237	539,518
	MSC	2/2/2012	—	—	76,500

David L. Manning	ABP	2/2/2012	12,750	191,250	411,188	21,793	581,001
	MSC	2/2/2012	—	—	76,500

Billie A. Payne	ABP	2/2/2012	4,225	113,750	221,975	13,804	368,015
	MSC	2/2/2012	—	—	45,500

Phillip A. Clendenin	ABP	2/2/2012	6,405	106,750	208,315	12,585	335,516
	MSC	2/2/2012	—	—	42,700

(1)	Type of Non-Equity Incentive Plan Award:

ABP – 2012 bonus plan

MSC – Bonus plan for acquisition of multiple surgery centers in a single transaction or the acquisition of another company.

(2)	The “Threshold” bonus amount is determined based upon the minimum bonus each named executive officer could earn pursuant to 2012 bonus plan.
(3)	The restricted shares of the Company’s common stock awarded during 2012 vest in three equal annual installments beginning on the second anniversary of the date of grant.
(4)	Reflects the aggregate grant date fair value for the awards calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2012 Year End

The following table sets forth information regarding outstanding equity awards held by the named executive officers at December 31, 2012. Equity awards granted prior to 2007 vest in four equal annual installments, commencing on the date of grant. Equity awards granted between 2007 and 2009 vest, or the restrictions applicable to the stock awards lapse, on the fourth anniversary of the date of grant. Equity awards granted in 2010, 2011 and 2012 vest, or the restrictions applicable to the awards lapse, in three equal annual installments beginning on the second anniversary of the date of the grant.

		Option Awards				Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($) (1)

Christopher A. Holden	10/1/2007	25,000	—	23.26	10/1/2017	—	—
	2/21/2008	23,233	—	24.75	2/21/2018	—	—
	1/30/2009	—	—	—	—	31,904	957,439
	1/27/2010	—	—	—	—	30,309	909,573
	2/1/2011	—	—	—	—	48,145	1,444,831
	2/2/2012	—	—	—	—	45,105	1,353,601

Claire M. Gulmi	1/28/2004	12,155	—	24.10	1/28/2014	—	—
	1/27/2005	45,000	—	25.76	1/27/2015	—	—
	2/17/2006	70,000	—	21.07	2/17/2016	—	—
	2/15/2007	48,380	—	22.84	2/15/2017	—	—
	2/21/2008	24,008	—	24.75	2/21/2018	—	—
	1/30/2009	—	—	—	—	17,802	534,238
	1/27/2010	—	—	—	—	16,300	489,163
	2/1/2011	—	—	—	—	25,102	753,311
	2/2/2012	—	—	—	—	20,237	607,312

David L. Manning	1/28/2004	75,000	—	24.10	1/28/2014	—	—
	1/27/2005	75,000	—	25.76	1/27/2015	—	—
	2/17/2006	100,000	—	21.07	2/17/2016	—	—
	2/15/2007	48,380	—	22.84	2/15/2017	—	—
	2/21/2008	24,008	—	24.75	2/21/2018	—	—
	1/30/2009	—	—	—	—	16,865	506,119
	1/27/2010	—	—	—	—	16,300	489,163
	2/1/2011	—	—	—	—	25,102	753,311
	2/2/2012	—	—	—	—	21,793	654,008

Billie A. Payne	1/30/2009	—	—	—	—	10,734	322,127
	1/27/2010	—	—	—	—	11,108	333,351
	2/1/2011	—	—	—	—	17,741	532,407
	2/2/2012	—	—	—	—	13,804	414,258

Phillip A. Clendenin	3/23/2009	—	—	—	—	10,000	300,100
	1/27/2010	—	—	—	—	8,838	265,228
	2/1/2011	—	—	—	—	14,114	423,561
	2/2/2012	—	—	—	—	12,585	377,676

(1)	Market value is determined based on the market price of our common stock on December 31, 2012 ($30.01 per share).

Option Exercises and Stock Vested During 2012

The following table shows the amounts received by the named executive officers upon the exercise of stock options during fiscal 2012 and information with respect to the vesting of restricted stock awards during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting ($) (2)

Christopher A. Holden	—	—	26,772	703,902
Claire M. Gulmi	143,845	1,531,753	20,154	528,790
David L. Manning	111,000	1,643,461	20,154	528,790
Billie A. Payne	22,445	95,289	11,640	305,719
Phillip A. Clendenin	—	—	4,419	116,838

(1)	Pursuant to the terms of the applicable award agreement, certain of these shares were withheld to satisfy the Company’s tax withholding obligations.
(2)	The value realized upon the vesting of restricted shares is calculated based upon the closing price of our common stock on NASDAQ on the applicable vesting date.

2012 Nonqualified Deferred Compensation

During 2012, the Company maintained a supplemental executive retirement plan that allowed employees who were at the executive level of vice president or higher to make pre-tax contributions to an investment account established in such executive’s name. Executives could elect to defer up to 50% of their base compensation and up to 50% of their bonus compensation otherwise payable to such executives during the calendar year. The Compensation Committee determines the amount of Company contributions to the plan on an annual basis, and during 2012 the Company agreed to make contributions to the plan in an amount equal to 6% of the annual base compensation of the executives, and additional contributions to the plan up to a maximum of 18% of the annual base salary of such executives based upon the attainment of Company pre-tax profit targets, which were consistent with the pre-tax profit targets established for purposes of the cash bonus plan described above. During 2012, the plan provided for Company contributions to the plan as follows:

•	6% of the executives’ base salaries;

•	8% of the executives’ base salaries if the Company met the Level 1 earnings target;

•	10% of the executives’ base salaries if the Company met the Level 2 earnings target;

•	15% of the executives’ base salaries if the Company met the Level 3 earnings target; and

•	18% of the executives’ base salaries if the Company met the Level 4 earnings target.

During 2012, the Company achieved the Level 3 earnings target. Participants in the supplemental executive retirement plan are fully vested in their contributions to the plan. The Company’s contributions to the plan vest in equal, annual installments over five years, subject to automatic vesting if the executive retires, dies or becomes disabled, if the plan terminates or if there is a change in control of the Company. Participants in the plan direct the investment of their accounts in investment alternatives that the Company selects. All contributions to the plan are subject to claims of our creditors.

The following table summarizes the activity during 2012 and the aggregate balances held by each of the named executive officers at December 31, 2012 under our supplemental executive retirement plan.

Name	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)

Christopher A. Holden	—	100,425	22,902	235,892
Claire M. Gulmi	12,734	63,750	53,611	480,169
David L. Manning	49,290	63,750	311,134	2,593,620
Billie A. Payne	32,699	48,750	6,768	378,195
Phillip A. Clendenin	19,364	45,750	6,459	127,225

(1)	Reported as “Salary” in the 2012 Summary Executive Compensation Table on page 26.
(2)	Reported as “All Other Compensation” in the 2012 Summary Executive Compensation Table on page 26. Registrant contributions with respect to 2012 were paid in the first quarter of 2013 and, therefore, are not reflected in the “Aggregate Balance at Last Fiscal Year End” data above.

Potential Payments Upon Termination or a Change in Control

The following table shows the estimated amount of potential payments, comprised of (i) cash and (ii) the estimated value of (A) continuing benefits under any existing employment agreements and (B) acceleration of unvested equity awards under equity grant agreements, plans or arrangements, in the event of termination for specified reasons and/or a change-in-control of the Company assuming the named executive officer’s employment terminated effective December 31, 2012 and based on compensation and benefit levels in effect on December 31, 2012. Due to the numerous factors involved in estimating these amounts, the actual benefits and amounts payable can only be determined at the time of an executive’s termination from the Company. The closing price for our common stock on December 31, 2012 was $30.01.

Name	Voluntary Termination	Retirement	Involuntary Termination Without Cause or Termination for Good Reason	For Cause Termination	Termination upon a Change in Control	Disability	Death

Christopher A. Holden	$—	$4,818,320	$689,339	$61,017	$6,886,337	$5,507,659	$4,818,320

Claire M. Gulmi	$—	$2,480,155	$431,847	$—	$3,775,696	$2,912,002	$2,480,155

David L. Manning	$—	$2,500,232	$440,610	$—	$3,822,062	$2,940,842	$2,500,232

Billie A. Payne	$—	$1,675,466	$341,467	$—	$2,187,666	$2,016,933	$1,675,466

Phillip A. Clendenin	$—	$1,431,214	$325,849	$—	$1,919,987	$1,757,063	$1,431,214

Compensation Committee Interlocks and Insider Participation

For 2012, the Compensation Committee was composed of James A. Deal, Kevin P. Lavender, Cynthia S. Miller and John W. Popp, Jr., M.D. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable SEC regulations.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders with the opportunity to cast an advisory, non-binding vote on the executive compensation of our named executive officers (referred to herein as “executive compensation”) as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (the “Dodd-Frank Act”). While the vote on this proposal is advisory and non-binding, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, highly values the opinions of our shareholders. We will consider the vote of the Company’s shareholders when making compensation decisions for our named executive officers in the future.

We have set forth the compensation of our named executive officers in the Compensation Discussion and Analysis, the tabular disclosure regarding the compensation paid to our executive officers and the accompanying narrative discussion in pages 19 through 30 of this proxy statement. The Company’s executive compensation program is designed to motivate and retain a highly skilled management team who provide leadership and direction for the Company and align their goals and incentives with the best interests of our shareholders.

The Compensation Committee believes our executive compensation program is aligned with the best interests of the Company’s shareholders and reflects a strong pay-for-performance philosophy. Based on the Company’s financial performance in 2012, we believe the compensation paid to our named executive officers was appropriate and reasonable and that our compensation program is sound and in the best interests of the Company and its shareholders. Accordingly, shareholders are being asked to approve the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED on an advisory basis.”

Required Vote; Recommendation of the Board

Approval of this proposal requires the number of shares of common stock voted in favor of the proposal to exceed the number of shares of common stock voted against it. Abstentions and broker non-votes will be counted in determining whether there is a quorum, but will not be voted with respect to the proposal. Therefore, so long as a quorum is present, abstentions and broker non-votes will have no effect on whether this proposal is approved.

The Board of Directors Recommends That You Vote FOR the Approval, on Advisory Basis, of the Company’s Executive Compensation.

PROPOSAL 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the current fiscal year, and the shareholders are requested to ratify this appointment. Deloitte & Touche LLP has served in this capacity for AmSurg since 1992. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions. Shareholders should recognize that the ratification of the appointment of Deloitte & Touche LLP does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of the Company and its shareholders.

Fees Billed to Us by Deloitte & Touche LLP For 2012 and 2011

Audit Fees

The aggregate audit fees billed by Deloitte & Touche LLP for the years ended December 31, 2012 and 2011 were $814,000 and $800,000, respectively. The fees include professional services for Deloitte & Touche LLP’s annual audits and quarterly reviews of the Company’s financial statements and attestation of the effectiveness of the Company’s internal control over financial reporting required by Section 404 of the Sarbanes Oxley Act of 2002.

Audit-Related Fees

The aggregate fees billed by Deloitte & Touche LLP for audit related fees for the fiscal years ended December 31, 2012 and 2011 were $173,500 and $17,850, respectively. The audit related fees for 2012 primarily include services provided in connection with the Company’s senior notes offering, as well as fees for accounting consultations. The audit related fees for 2011 are primarily for accounting consultations.

Tax Fees

The aggregate fees billed for tax services for the fiscal years ended December 31, 2012 and 2011 were $144,727 and $123,321, respectively. These fees relate primarily to tax compliance reviews and related consultations for the fiscal years ended December 31, 2012 and 2011, respectively.

All Other Fees

The aggregate fees billed for all other fees for the fiscal years ended December 31, 2012 and 2011 were $26,214 and $26,483, respectively, for Deloitte & Touche LLP’s web-based accounting research system and other advisory services.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has adopted a policy, contained in its Restated Charter, which provides that our Audit Committee must pre-approve all audit and non-audit services provided to the Company by our independent registered public accounting firm. This policy is administered by our senior management, who report throughout the year to the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by Deloitte & Touche LLP during fiscal 2012 and 2011.

Auditor Rotation Policies

Deloitte & Touche LLP maintains partner rotation policies in accordance with the rules promulgated by the SEC. Such rules require the rotation of the lead audit partner after five years.

Required Vote; Recommendation of the Board

Approval of this proposal requires the number of shares of common stock voted in favor of the proposal to exceed the number of shares of common stock voted against it. Abstentions and broker non-votes will be counted in determining whether there is a quorum, but will not be voted with respect to the proposal. Therefore, so long as a quorum is present, abstentions and broker non-votes will have no effect on whether this proposal is approved.

The Board of Directors Recommends That You Vote FOR the Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Shareholder Proposals for the 2014 Annual Meeting. Pursuant to Rule 14a-8(e) of the Securities Exchange Act of 1934, shareholder proposals submitted in accordance with applicable rules and regulations for presentation at our next annual meeting and received at our executive offices no later than December 20, 2013 will be considered for inclusion in our proxy statement and form of proxy relating to the 2014 annual meeting.

In addition, our bylaws contain an advance notice provision that provides that for a shareholder proposal to be brought before and considered at the next annual meeting of shareholders (but not considered for inclusion in our proxy statement), a shareholder’s notice must be received at our executive offices no later than January 23, 2014, and the proposal and the shareholder must comply with the Company’s bylaws and Rule 14a-8 of the Securities Exchange Act of 1934. For proposals that are not timely filed, we retain discretion to vote proxies we receive. For proposals that are timely filed, we retain discretion to vote proxies we receive provided (1) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (2) the proponent does not issue a proxy statement.

Proxy Solicitation Costs. The proxies being solicited hereby are being solicited by us. We will bear the cost of soliciting proxies in the enclosed form. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by mail, personal conversations, telephone, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our common stock.

Financial Statements Available. A copy of our 2012 Annual Report to Shareholders containing audited financial statements and other information accompanies this proxy statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 27, 2013, is available without charge upon request. Requests should be addressed to Chief Financial Officer, AmSurg Corp., 20 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215 or to (615) 665-1283.

Householding Information. As permitted by the SEC’s proxy statement rules, we will deliver only one copy of our 2012 Annual Report to Shareholders or this proxy statement to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive separate copies please provide us with a written or oral request stating so. Conversely, shareholders sharing an address who are receiving multiple copies of our annual reports or proxy statements may request delivery of a single copy.

Requests in this regard should be addressed to:

Claire M. Gulmi, Secretary

AmSurg Corp.

20 Burton Hills Boulevard, Suite 500

Nashville, TN 37215

(615) 665-1283

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:		For	Withhold					For	Withhold			For	Withhold		+
	01 -	James A. Deal Class I	☐	☐	02 -	Steven I. Geringer Class I			☐	☐	03 -	Claire M. Gulmi Class I	☐	☐
			For	Withhold
	04 -	Joey A. Jacobs Class II	☐	☐

						For	Against	Abstain						For	Against	Abstain
2.	Approval, on an advisory basis, of the Company’s executive compensation.					☐	☐	☐	3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2013.				☐	☐	☐

4.	In their discretion on any other matter which may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

PLEASE SIGN HERE AND RETURN PROMPTLY. Please sign exactly as your name appears above. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — AMSURG CORP.

Proxy Solicited by the Board of Directors for the Annual Meeting of Shareholders to be Held on May 23, 2013

The undersigned hereby appoints Christopher A. Holden and Claire M. Gulmi, and each of them, as proxies, with full power of substitution, to vote all shares of common stock of the undersigned as shown on the reverse side of this proxy at the Annual Meeting of Shareholders of AmSurg Corp. (the “Company”), to be held on Thursday, May 23, 2013, at our corporate headquarters at 20 Burton Hills Boulevard, Suite 500, Nashville, Tennessee at 8:00 a.m., central daylight savings time (CDT).

Your shares will be voted in accordance with your instructions. If no choice is specified, your shares will be voted in accordance with the recommendations of the Board of Directors for each of the proposals set forth on the reverse side of this proxy.

(PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE.)